UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2017

Global Blood Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37539	27-4825712
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

400 East Jamie Court, Suite 101

South San Francisco, CA 94080

(Address of principal executive offices, including zip code)

(650) 741-7700

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 17, 2017, Global Blood Therapeutics, Inc. (the “Company”) entered into a lease (the “Lease”) with HCP Oyster Point III LLC, as landlord (“HCP”) for approximately 67,185 square feet of space in a building located at 171 Oyster Point Boulevard in South San Francisco, California (the “Premises”).

The term of the Lease will commence on the later of (i) December 15, 2017, or (ii) the date that the Premises are ready for occupancy per the terms of the Lease (the “Commencement Date”), and will expire on the day prior to the tenth (10th) anniversary of the Commencement Date. If the Commencement Date does not occur on or before August 1, 2018, then the Company shall have the right to terminate the Lease upon written notice to Landlord.

The monthly base rent for the Premises under the Lease will be equal to $4.95 per rentable square foot of the Premises, payable by the Company to HCP for the first year of the term of the Lease, and will increase as follows for the remaining nine years of the Lease term as follows:

Lease Year	Annualized Base Rent	Monthly Installment of Base Rent	Approximate Monthly Base Rent per RSF
1 (months 1 – 6)	$1,995,424.20	$166,285.35	$4.95
1 (months 7 – 12)	$3,990,789.00	$332,565.75	$4.95
2	$4,127,846.40	$343,987.20	$5.12
3	$4,272,321.02	$356,026.75	$5.30
4	$4,421,852.26	$368,487.69	$5.48
5	$4,576,617.09	$381,384.76	$5.68
6	$4,736,798.69	$394,733.22	$5.88
7	$4,902,586.64	$408,548.89	$6.08
8	$5,074,177.17	$422,848.10	$6.29
9	$5,251,773.37	$437,647.78	$6.51
10	$5,435,585.44	$452,965.45	$6.74

During the term of the Lease, the Company will pay its share of operating expenses, taxes and any other expenses payable under the Lease. The Company has (i) an option right to extend the Lease term for a period of ten (10) years, and (ii) a right of first negotiation with respect to 165,000 rentable square feet located in a building to be constructed by Landlord at 181 Oyster Point Boulevard in South San Francisco.

The foregoing description of the Lease does not purport to be complete and is qualified in its entirety by reference to the Lease, a complete copy of which is filed herewith as Exhibit 10.1 and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Lease between the Company and HCP Oyster Point III LLC, dated March 17, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 22, 2017	GLOBAL BLOOD THERAPEUTICS, INC.

	By:	/s/ Jeffrey Farrow
Jeffrey Farrow
Chief Financial Officer
(Principal Financial Officer)